Exhibit 99.2

     The US Airways Board of Directors made several decisions related to the governance of the company at a meeting today in Prattville, Ala., in conjunction with the US Airways annual meeting. Those actions include:

     Approving a compensation package for President and Chief Executive Officer Bruce Lakefield that was designed to be in line with CEO compensation at low-cost carriers Air Tran, America West, JetBlue and Southwest.

     Lakefield's base salary will be $425,000, which is the median base salary of the CEOs at AirTran, America West, JetBlue and Southwest. He has been granted 760,000 shares of UAIR stock that will vest over a four-year period, split between restricted stock (62 percent) and options (38 percent). He will not have an employment agreement and will be an "at will" employee serving at the pleasure of the Board of Directors. However, in the event of a change in control of the company and he is terminated, Lakefield would be eligible for the equivalent of three years base salary and bonus.

     Lakefield will be eligible to participate in the management incentive compensation and long-term incentive compensation programs, but has declined any participation until such time as the company is profitable. He has also elected not to participate in the senior management's defined contribution retirement plan or 401(k) match. Overall, his total compensation package and stock grant are lower than the CEOs for all the other low-cost carriers that were used in the comparative analysis.

     Electing Ronald Stanley to the US Airways Board of Directors, effectively immediately. Stanley is a director of Scholefield, Turnbull & Partners, a merchant and investment banking firm. He previously served in several key positions with the Royal Bank of Canada, culminating in a four-year tenure as senior vice president and general manager of the bank's European division.

     Promoting three existing officers in a consolidation of the finance department. David Davis, previously chief financial officer, is now executive vice president and chief financial officer. Anita Beier, previously vice president and controller is now senior vice president and controller. Eilif Serck-Hanssen, previously, vice president-finance and treasurer, is now senior vice president-finance, and treasurer. Beier and Serck-Hanssen will report to Davis, who in turn, reports to Lakefield. These three officers are handling the responsibilities of a fourth position that will remain vacant.

     Chairman David Bronner said that the Board's actions today reflect "an ongoing effort to build and maintain a strong management team and build a partnership with our employees."

     "Bruce Lakefield's total compensation package will be the lowest of his peers in terms of the low-cost carriers. And as we further reduce the officer corps, these promotions are in recognition of the outstanding work of the finance team and their willingness to take on more responsibilities," said Bronner. "Employees should recognize how much the Board and this management team want to successfully implement our company's transformation to re-build the airline and ensure long-term success and career opportunities."